Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Below is a list of our major subsidiaries as of September 15, 2021, their jurisdictions of incorporation and the name under which they do business. Each is wholly owned unless otherwise noted.

Subsidiary	Jurisdiction

Amber Road, Inc.	Delaware

E2open, LLC.	Delaware

Inttra, Inc.	Delaware

Zyme Solutions, Inc.	Delaware

BluJay Topco Limited	England and Wales